Exhibit 10.10(f)

Private and Confidential

14 September 2023

SECOND AMENDED AND RESTATED CONVERTIBLE BOND INSTRUMENT

constituting USD10,000,000 15% secured guaranteed Convertible bonds

SEAMLESS GROUP INC.

as Issuer

THIS SECOND AMENDED AND RESTATED CONVERTIBLE BOND INSTRUMENT is executed by way of deed poll on 14 September 2023

PARTIES:

(1)	SEAMLESS GROUP INC. (formerly known as “TNG FinTech Group Inc.), a company incorporated in British Virgin Islands and by way of continuation registered as an exempted company in the Cayman Islands with its registered address at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and with company number MC-344182 (the “Issuer”);

In favour of:

(2)	THE PERSON for the time being and from time to time registered as holder of the Convertible Bonds referred to below (the “Convertible Bond Holder”),

(collectively, the “parties”).

RECITALS:

(A)	The Issuer has issued certain convertible bonds pursuant to a 15% secured guaranteed bond instrument dated 14 September 2021 (the “Amended and Restated Convertible Bond Instrument”), and as at the date of the Third Amendment Agreement, the balance of USD10,000,000 remains outstanding.

(B)	On 14 September 2023, the parties entered into the Third Amendment Agreement for the purpose of, among others, reviewing and amending certain terms and conditions under the Amended and Restated Convertible Bond Instrument, and further the Issuer has been authorised by a resolution of its board of directors dated 11 September 2023 to create and issue this USD10,000,000 15% secured guaranteed convertible bonds (the “Convertible Bonds”) and to replace and terminate the Amended and Restated Convertible Bond Instrument (the “Second Amended and Restated Convertible Bond Instrument” or the “Convertible Bond Instrument”).

(C)	The Convertible Bonds will be in registered form and will be represented by individual Convertible Bond Certificate(s) in the form scheduled to this Convertible Bond Instrument in Schedule 1.

(D)	The Issuer wishes to constitute the Convertible Bonds by deed poll.

(E)	Chelsea Vanguard Fund (the “Initial Convertible Bond Holder”), an exempted company duly incorporated under the laws of the Cayman Islands whose registered office is situated at Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and with company number MC-314014, was the remaining holder of the convertible bond under the Amended and Restated Convertible Bond Instrument.

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THIS CONVERTIBLE BOND INSTRUMENT WITNESSES as follows:

1.	INTERPRETATION

1.1	References to Convertible Bond Conditions

In this Convertible Bond Instrument, “Convertible Bond Conditions” means the terms and conditions of the Convertible Bonds scheduled to this Convertible Bond Instrument in Schedule 2 (and as maybe modified from time to time in accordance with its terms), and any reference to a numbered “Convertible Bond Condition” is to the correspondingly numbered provision thereof.

1.2	References to Convertible Bond Instrument

Any reference to this Convertible Bond Instrument includes, without limitation, the Convertible Bond Conditions.

1.3	Other Defined Terms

Terms defined in the Convertible Bond Conditions have the same meanings when used in this Convertible Bond Instrument.

1.4	References to Clauses, Paragraphs and Schedules

Any reference in this Convertible Bond Instrument to a Clause, Paragraph or Schedule, unless specifically provided otherwise, is a reference to a clause or paragraph of, or schedule to, this Convertible Bond Instrument.

1.5	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Convertible Bond Instrument.

1.6	Legislation

Any reference in this Convertible Bond Instrument to any legislation (whether primary legislation or regulations or subsidiary legislation or regulation made pursuant to such primary legislation or regulation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

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2.	THE CONVERTIBLE BONDS

The Issuer hereby constitutes the Convertible Bonds which have the terms and conditions provided in the Convertible Bond Conditions in favour of the Convertible Bond Holder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Convertible Bond Certificate and in the Convertible Bond Conditions (and for this purpose any reference in the Convertible Bond Conditions to any obligation or payment under or in respect of the Convertible Bonds shall be construed to include a reference to any obligation or payment under or pursuant to this provision).

3.	DEPOSIT OF CONVERTIBLE BOND INSTRUMENT

The Issuer hereby acknowledges the right of the Convertible Bond Holder to the production of this Convertible Bond Instrument and shall ensure that copies of this Convertible Bond Instrument are available for inspection by the Convertible Bond Holder during office hours at the Specified Office.

4.	STAMP DUTIES AND TAXES

All stamp duties (including any interest and penalties thereon or in connection therewith) which are payable in Hong Kong upon or in connection with the execution and delivery of this Convertible Bond Instrument shall be borne equally between the Issuer and the Convertible Bond Holder.

5.	BENEFIT OF CONVERTIBLE BOND INSTRUMENT

5.1	Deed Poll

This Convertible Bond Instrument shall take effect as a deed poll for the benefit of the Convertible Bond Holder.

5.2	Benefit

This Convertible Bond Instrument shall enure to the benefit of the Convertible Bond Holder and its (and any subsequent) successors, assigns and transferees, each of which shall be entitled severally to enforce this Convertible Bond Instrument against the Issuer.

5.3	Assignment

The Issuer shall not assign or transfer any of its rights or obligations under this Convertible Bond Instrument without the prior consent in writing of the Convertible Bond Holder.

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6.	PARTIAL INVALIDITY

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

7.	NOTICES

All notices and other communications to the Issuer hereunder shall be made in accordance with Convertible Bond Condition 20 (Notices).

8.	GOVERNING LAW AND JURISDICTION

8.1	This Convertible Bond Instrument and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability is governed by and construed in accordance with Hong Kong law.

8.2	Any dispute, controversy or claim arising out of or in connection with the Convertible Bond Conditions, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Rules”), which Rules are deemed to be incorporated by reference into the Convertible Bond Conditions.

8.3	The arbitration tribunal (the “Tribunal”) shall consist of three (3) arbitrators. The claimant(s)shall designate one (1) arbitrator. The respondent(s) shall designate one (1) arbitrator. The two (2) arbitrators thus appointed shall designate the third arbitrator who shall be the presiding arbitrator. If within 14 days of a request from the other party(ies) to do so any party(ies) fails(s) to designate an arbitrator, or if the two (2) arbitrators fail to designate the third arbitrator within 14 days after the confirmation of appointment of the second arbitrator, the appointment shall be made, upon request of any party(ies), by the HKIAC Council in accordance with the Rules.

8.4	The seat, or legal place, of arbitration shall be Hong Kong.

8.5	The language to be used in the arbitral proceedings shall be English.

8.6	Any award of the Tribunal shall be made in writing and shall be final and binding on the Convertible Bond Holder and the Issuer from the day it is made. The parties undertake to carry out the award without delay.

8.7	Each Convertible Bond Holder and the Issuer waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. Each such party shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this Clause 8 shall be construed as preventing any such party from seeking conservatory or interim relief from any court of competent jurisdiction.

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8.8	This arbitration agreement shall be governed and construed under the laws of Hong Kong.

8.9	Where disputes arise out of or in connection with Convertible Bond Conditions and out of or in connection with any other Transaction Document which, in the absolute discretion of the first arbitral tribunal to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If that arbitral tribunal so orders, the parties to each dispute which is a subject of its order shall be treated as having consented to that dispute being finally decided:

8.9.1	by the arbitral tribunal that ordered the consolidation unless the HKIAC decides that that arbitral tribunal would not be suitable or impartial; and

8.9.2	in accordance with the procedure, at the seat and in the language specified in the relevant Transaction Document under which the arbitral tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of any such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

The above shall apply even where powers to consolidate proceedings exist under any applicable arbitration rules including those of an arbitral institution and, in such circumstances, the provisions of foregoing paragraph above shall apply in addition to those powers.

8.10	The Issuer irrevocably and generally consents in respect of any proceedings anywhere in connection with any Transaction Document to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

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9.	WAIVER OF IMMUNITY

The Issuer irrevocably agrees that should any person take any arbitration or court proceedings anywhere (whether for an injunction, specific performance, damages or otherwise) in connection with any Transaction Document, it waives any claim to immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) in relation to those proceedings, including, without limitation, immunity from:

(a)	jurisdiction of any court or tribunal;

(b)	service of process;

(c)	injunctive or other interim relief, or any order for specific performance or recovery of land; and

(d)	any process for execution of any award or judgment against its assets.

10.	MODIFICATION

10.1	Without prejudice to Clause 10.2, all or any of the rights for the time being attached to the Convertible Bonds may from time to time (whether or not the Issuer is being dissolved or wound up)be altered or abrogated with the Convertible Bond Holder’s approval and shall be effected by an instrument by way of deed poll executed by the Issuer and expressed to be supplemental to this Convertible Bond Instrument.

10.2	The Convertible Bond Holder may, by notice in writing to the Issuer, request for modifications to the Convertible Bond Instrument which are of a formal, minor or technical nature, or made to correct a manifest error, and in each case not affecting adversely the rights of the Convertible Bond Holder, if any, and upon receipt of such notice in writing the Issuer shall effect such modifications by an instrument by way of deed poll executed by the Issuer and expressed to be supplemental to this Convertible Bond Instrument and notify the Convertible Bond Holder in respect of the modifications. Any such modifications shall be binding on the Convertible Bond Holder and the Issuer.

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Schedule 1

FORM OF CONVERTIBLE BOND CERTIFICATE

*********************************************************

Certificate No: [●] Date of Issue: [●]

THIS CONVERTIBLE BOND HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT PURSUANT TO A REGISTRATION STATEMENT OR IN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Seamless Group Inc.

(the “Issuer”)

(as an exempted company in the Cayman Islands)

USD10,000,000 15% Secured Guaranteed Convertible Bonds

This Convertible Bond Certificate is issued in respect of USD10,000,000 15% Secured Guaranteed Convertible Bonds (the “Convertible Bonds”) of Seamless Group Inc. (the “Issuer”). The Convertible Bonds are constituted by the Convertible Bond Instrument dated 14 September 2023 (the “Convertible Bond Instrument”), subject to the memorandum of association and articles of association of the Issuer.

THIS IS TO CERTIFY that the Convertible Bond Holder named below is the registered holder of the Convertible Bond (with such principal amount as specified in this Convertible Bond Certificate). The Issuer promises to pay the person who appears at the relevant time on the register of Convertible Bond Holders as Convertible Bond Holder of the Convertible Bond in respect of which this Certificate is issued such amount or amounts as shall become due in respect of the Convertible Bond and otherwise to comply with the terms and conditions of the Convertible Bond Instrument (the “Convertible Bond Conditions”).

The Convertible Bond is convertible into the Conversion Shares (as defined in the terms and conditions of the Convertible Bond Conditions) in accordance with and subject to the Convertible Bond Conditions.

This Convertible Bond Certificate is evidence of entitlement only. Title to the Convertible Bonds passes only on due registration on the register of Convertible Bond Holders and only the duly registered Convertible Bond Holder is entitled to payments on the Convertible Bonds in respect of which this Convertible Bond Certificate is issued.

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This Convertible Bond Certificate is issued pursuant to the Convertible Bond Instrument. Words and expressions used in the Convertible Bond Instrument and the Convertible Bond Conditions have the same meanings when used in this Convertible Bond Certificate.

Name of Convertible Bond Holder:	CHELSEA VANGUARD FUND

Address of Convertible Bond Holder:	c/o Unit 1501, 15/F West Tower Shun Tak Centre, 168-200 Connaught Road Central

Principal amount of Convertible Bond:	USD10,000,000

This Convertible Bond Certificate is governed by and shall be construed in accordance with the laws of Hong Kong.

SEALED with the common seal of	)
SEAMLESS GROUP INC.	)

Name:
Title:

A COPY OF THE CONVERTIBLE BOND INSTRUMENT AND THE CONVERTIBLE BOND CONDITIONS MAY BE OBTAINED ON REQUEST FROM THE ISSUER AT THE SPECIFIED OFFICE. THE SCHEDULES PRINTED ON THE FOLLOWING PAGES FORM PART OF THIS CONVERTIBLE BOND CERTIFICATE.

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FIRST SCHEDULE TO CONVERTIBLE BOND CERTIFICATE

Part A – Redemption Notice

To:	The Directors
Seamless Group Inc.
21/F., Olympia Plaza
255 King’s Road,
North Point,
Hong Kong

Date:

USD10,000,000 15% Secured Guaranteed Convertible Bonds (the “Convertible Bonds”)

Words and expressions used in the Convertible Bond Instrument dated 14 September 2023 (as further amended and/or supplemented from time to time) entered into by Seamless Group Inc. the “Issuer”) to constitute the Convertible Bonds (the “Convertible Bond Instrument”) and the terms and conditions of the Convertible Bonds contained in the Convertible Bond Instrument have the same meanings when used in this notice.

[Reference is made to Condition 9.1 (Redemption) of the Convertible Bonds Conditions. We, being the undersigned Convertible Bond Holder of the Convertible Bonds of such principal amount specified below and evidenced by the Convertible Bond Certificate(s) referred to below, hereby elect to have the principal amount stated below redeemed.]

[Reference is made to Condition 11 (Redemption upon Event of Default) of the Convertible Bond Conditions, the relevant Event of Default being [●●●], we, being the undersigned Convertible Bond Holder of the Convertible Bonds of such principal amount specified below and evidenced by the Convertible Bond Certificate(s) referred to below, hereby confirmed that we have given a written notice to the Issuer of occurrence of such Event of Default [and a period of 15 Business Days from such notice has been expired during which such Event of Default remains unremedied,] and we elect to have the Convertible Bonds of such principal amount redeemed.]

1.	Denominated Amount and certificate numbers of Convertible Bond(s) to which this notice applies:

Denominated Amount of Convertible Bond being redeemed:

Certificate number(s)of the Convertible Bond:

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2.	[Redemption Date] /[EoD Redemption Date]:

3.	Redemption Amount:

The Redemption Amount mentioned above payable by the Issuer will be transferred to the following bank account:

Account no: [●●●]

Account name: [●●●]

Bank: [●●●]

Signed by	)
for and on behalf of	)
[Name of Convertible Bond Holder]	)

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Part B - Conversion Notice

To:	The Directors
Seamless Group Inc.
21/F., Olympia Plaza
255 King’s Road,
North Point,
Hong Kong

Date:

USD10,000,000 15% Secured Guaranteed Convertible Bonds (the “Convertible Bonds”)

Words and expressions used in the Convertible Bond Instrument dated 14 September 2023 (as further amended and/or supplemented from time to time) entered into by Seamless Group Inc. (the “Issuer”) to constitute the Convertible Bonds (the “Convertible Bond Instrument”) and the terms and conditions of the Convertible Bonds contained in the Convertible Bond Instrument have the same meanings when used in this notice.

We, being the undersigned holder of the Denominated Amount of Convertible Bonds specified below and evidenced by the Convertible Bond Certificate(s) referred to below, hereby agree to convert such Denominated Amount of the Convertible Bonds [and the accrued and unpaid interest attributable thereon]1as specified below of which we are the holder for such number of Conversion Shares as is calculated in accordance with the Convertible Bond Conditions.

1.	Total Denominated Amount, number and identifying numbers (if relevant) of the Convertible Bonds to be converted:

Total Denominated Amount:

Accrued and unpaid interest:

Identifying numbers of Convertible Bond Certificates deposited in respect of the Convertible Bonds to be converted:

2.	Proposed date of conversion:

3.	Total number of Conversion Shares to be delivered upon the conversion:

4.	* (a) The Conversion Shares required to be delivered on conversion are delivered through the clearing system of the Stock Exchange and credited to the following stock account:

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Name:

Address:

Custodian Account No. (if applicable):

Securities Account No.:

Account Name:

or

* (b) The Conversion Shares required to be delivered on conversion are to be registered in the name of:

Name:

Address:

Nationality of Beneficial Owner:

In relation to 4(b), we hereby request that the certificates for the Conversion Shares required to be delivered upon conversion:

(i)	be delivered to the person whose name and address is given below:

Name:

Address:

(ii)	be made available for collection at the specified office of the Issuer or its share registrar, if any, in Hong Kong.

* delete and/or complete as appropriate

Signed by	)
for and on behalf of	)
[Name of Convertible Bond Holder]	)

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Part C – Transfer Form

FOR VALUE RECEIVED the undersigned hereby transfers the following principal amounts of Convertible Bond, and all rights in respect thereof, to the transferee(s)listed below:

Principal Amount transferred:	[	]
Name of transferee:	[	]
Address of transferee:	[	]
Account for payment:	[	]

Dated:

Certifying Signature:

Name:

Notes:

(i)	A representative of the Convertible Bond Holder should state the capacity in which he signs (e.g. executor).

(ii)	The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered holder to the Issuer or in such other manner as the Issuer may require.

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SECOND SCHEDULE TO CONVERTIBLE BOND CERTIFICATE

Terms and Conditions of the Bond

NOTE: to be attached when the Convertible Bond Certificate is being issued

(End of Schedule 1 (Form of Convertible Bond Certificate))

………………………………………………………………………………….…………………….

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Schedule 2

TERMS AND CONDITIONS OF THE BOND

The issue of USD10,000,000 15% Secured Guaranteed Convertible Bonds (the “Convertible Bonds”) of SEAMLESS GROUP INC. (the “Issuer”), a company incorporated in the British Virgin Islands and by way of continuation registered as an exempted company in the Cayman Islands, was authorised by a resolution of the board of directors of the Issuer dated 11 September 2023. The convertible bonds are constituted by a convertible bond instrument (the “Convertible Bond Instrument”) dated 14 September 2023 (the “Issue Date”).

The Convertible Bonds are issued subject to the terms and conditions as set out herein.

Unless otherwise defined in these Convertible Bond Conditions, terms defined in the Convertible Bond Instrument have the same meaning when used in these Convertible Bond Conditions.

1.	Amount and Issue of the Convertible Bonds

1.1	The aggregate principal amount of the Convertible Bonds is USD10,000,000.

1.2	Each Convertible Bond shall be issued subject to and in accordance with the terms of the Convertible Bond Conditions and shall be binding on the Issuer and shall enure for the benefit of the Convertible Bond Holder.

1.3	The Issuer and the Convertible Bond Holder shall each pay half of all stamp duties (if any) payable in Hong Kong on the issue of the Convertible Bonds and the initial delivery of the Convertible Bonds.

2.	Covenant to Pay

2.1	The Issuer will on any day on which the Convertible Bonds or any portion thereof become due unconditionally pay to, or cause to be paid to, or to the order of the Convertible Bond Holder in USD in immediately available funds such amount payable in respect of the Convertible Bonds becoming due on that date, calculated in accordance with the Convertible Bond Conditions together with any applicable premium (if any) and will (subject to the Convertible Bond Conditions) until such payment (both before and after judgment)unconditionally pay to, or to the order of, the Convertible Bond Holder, interest in USD accrued and payable in accordance with the Convertible Bond Conditions.

2.2	Save as provided herein, the Convertible Bonds may not be repaid or otherwise redeemed.

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3.	Form, Denomination, Status and Guarantee

3.1	Form and denomination

Each Convertible Bond is issued in registered form of an amount (the “Denominated Amount”) of a minimum of USD 1,000,000. A Convertible Bond Certificate will be issued to each Convertible Bond Holder in respect of its registered holding of Convertible Bond. Each Convertible Bond Certificate will be numbered serially with an identifying number which will be recorded on the relevant Convertible Bond Certificate and in the register of Convertible Bond Holders (the “Convertible Bond Register”) kept by the Issuer.

3.2	Status of the Convertible Bonds

The Convertible Bonds constitute direct, unconditional, secured and guaranteed obligations of the Issuer which will at all times rank pari passu without any preference or priority among themselves.

3.3	Guarantee of the Convertible Bonds

The Personal Guarantor has in the Guarantee unconditionally and irrevocably guaranteed the due and punctual payment of all sums from time to time payable by the Issuer in respect of the Convertible Bonds. The Guarantee constitutes direct, general and unconditional obligations of the Personal Guarantor which will at all times rank at least pari passu with all other present and future unsecured obligations of the Personal Guarantor, save for such obligations as may be preferred by provisions of law that are both mandatory and of general applications.

4.	Convertible Bond Register, Title and Transfers

4.1	Convertible Bond Register

The Issuer shall keep and maintain the Convertible Bond Register at the Specified Office and shall enter in the Convertible Bond Register:

4.1.1	the name and address of each Convertible Bond Holder for the time being;

4.1.2	the Denominated Amount of the Convertible Bond(s) held by each Convertible Bond Holder;

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4.1.3	the date on which the name of each Convertible Bond Holder is entered in the Convertible Bond Register in respect of the Convertible Bond registered in its name; and

4.1.4	the date on which the Convertible Bond is redeemed or converted.

If there is any change in the name or address of any Convertible Bond Holder, such Convertible Bond Holder shall give written notice to the Issuer as soon as reasonably practicable following such change by notice in accordance with Convertible Bond Condition 20 (Notices), following which the Issuer shall update the Convertible Bond Register accordingly. Each Convertible Bond Holder or any person authorised by a Convertible Bond Holder shall be entitled at all times during office hours upon one (1) Business Day’s notice to inspect the Convertible Bond Register and to take copies of or extracts from it.

4.2	Title

Each Convertible Bond Holder shall (except as otherwise required by applicable Laws) be treated as the absolute owner of such Convertible Bond registered under its name for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Convertible Bond Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Convertible Bond Certificate).

4.3	Transfers

4.3.1	The Convertible Bond is freely transferrable.

4.3.2	In this Convertible Bond Condition, “transfer” includes an offer, sale, transfer, encumbrance or otherwise disposal of any Convertible Bond, whether directly or indirectly (including through any entity holding the Convertible Bond) or entering into any agreement to do so.

4.3.3	A Convertible Bond may be transferred by delivery of the Convertible Bond Certificate issued in respect of that Convertible Bond, with the form of transfer on the back duly completed and signed by the holder or his attorney duly authorised in writing, to the Issuer. No transfer of a Convertible Bond will be valid unless and until entered on the Convertible Bond Register.

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5.	Covenants

5.1	Notice of Event of Default

The Issuer shall, as soon as possible and in any event within three (3) Business Days after the Issuer becomes aware of any Event of Default or potential Event of Default, deliver to the Convertible Bond Holder a written notice signed by a director setting forth the details of the Event of Default or potential Event of Default, and the action which the Issuer proposes to take with respect thereto.

5.2	Negative Pledge and new debt

During the period from the Issue Date to the date on which no Convertible Bonds remain outstanding, the Issuer shall not conduct any type of financing activities, including equity fund raising or incurring any Financial Indebtedness or creating or permitting to subsist or arise any Security Interest upon the whole or any part of its present or future assets or revenues to secure any Financial Indebtedness without the prior written consent of the Convertible Bond Holder, provided that this Convertible Bond Condition does not apply:

5.2.1	to any Security Interest created under the Security Documents or any encumbrance created under or approved pursuant to this Convertible Bond Instrument, or

5.2.2	if the funds raised from the financing activities are used solely for the purpose of the redemption of all or part only of the Convertible Bonds and/or the Convertible Bonds.

5.3	Information Rights

From the Issue Date up to the date on which no Convertible Bonds remain outstanding, the Issuer shall procure that the Convertible Bond Holder is provided with:

5.3.1	all documents despatched by the Issuer to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

5.3.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceeding which is current or pending against the Issuer;

5.3.3	within five (5) Business Days after each board meeting of the Issuer, a copy of the board minutes of such meeting;

5.3.4	promptly, all information relating to the maintenance and renewal of all the material licences of the Issuer, including, all material enquiries from and other correspondence with the relevant authorities relating to the licences which may have an adverse impact on the rights of the Convertible Bond Holder; and

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5.3.5	promptly, all such other information in respect of the transactions contemplated by the Transaction Documents which is reasonably likely to be material or adverse to the Convertible Bond Holder’s interests under the Transaction Documents.

5.4	Undertakings relating to a QIPO

5.4.1	The Issuer agrees and undertakes to the Convertible Bond Holder that it shall achieve a QIPO as soon as practicable and in any event by no later than 14 September 2024 (or such later date as agreed between the Issuer and the Convertible Bond Holder).

5.4.2	For avoidance of doubt, nothing set out in this Convertible Bond Condition 5 shall restrict the Issuer from agreeing to any lock-up arrangements normally required pursuant to a QIPO insofar as such lock-up arrangements do not restrict the Convertible Bond Holder’s rights under the Convertible Bond Conditions (including, without limitation, the right to receive Conversion Shares on conversion of the Convertible Bonds in accordance with the Convertible Bond Conditions).

5.5	Undertakings relating to shareholding

Until the date on which no Convertible Bond remains outstanding, save for any Security Documents, the Issuer undertakes to the Convertible Bond Holders that it shall (and shall procure that the Obligors and the Company shall) obtain the prior written consent of the Convertible Bond Holders before any Security Interest is created over, or any disposal of, any interest in the shares of any entity directly or indirectly Controlled by the Issuer.

5.6	Undertakings relating to the issue of new equity

The Issuer undertakes not to issue new equity without the prior written approval of the Convertible Bond Holders.

5.7	Undertakings relating to Conversion Shares

The Issuer undertakes to procure that the Conversion Shares to be issued pursuant to a QIPO shall not be subject to any lock up restriction unless such restriction is required by the Stock Exchange or pursuant to the applicable Laws.

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5.8	Undertakings relating to ability to issue new Shares

During the period from the Issue Date to the date on which no Convertible Bonds remain outstanding, the Issuer agrees and undertakes that it shall reserve, free from any other pre-emptive or other similar rights, out of its authorised but unissued shares, the full number of Shares liable to be issued on conversion of the Convertible Bonds from time to time and shall ensure that all Conversion Shares delivered on conversion of the Convertible Bonds will be duly and validly issued as fully-paid.

5.9	Registration of Conversion Shares

The Issuer shall ensure that the Conversion Shares (and to the extent the QIPO is conducted by way of an offer and sale of depositary receipts evidencing depositary interests in the Conversion Shares, such shares and receipts evidencing the Conversion Shares) are or will be registered with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on an appropriate registration statement for the purposes of the QIPO or, if the Convertible Bond Holder (or holder of Conversion Shares) elects not to register any Conversion Shares for purposes of the QIPO, on one or more subsequent registration statements to be promptly filed to and declared effective by the U.S. Securities and Exchange Commission upon the request of the Convertible Bond Holder (or holder of Conversion Shares).

5.10	Securities Act Exemptions

The Issuer and each member of the Seamless Group shall use its reasonable endeavours to make available all customary exemptions and safe harbours under the Securities Act and the rules or regulations thereunder, including, without limitation, section 4(a)(2) of the Securities Act, Rules 144 and 144A under the Securities Act and Regulation S under the Securities Act, in order to permit the Convertible Bond Holder to offer, sell, pledge or otherwise transfer the Convertible Bonds and/or the Conversion Shares without registration under the Securities Act.

6.	Security

6.1	The payment obligations of the Issuer under the Convertible Bonds are secured rateably and on a pari passu basis by the Security Documents.

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6.2	In the event of the occurrence of an Event of Default followed by receipt by the Issuer of a written notice from the Convertible Bond Holder of such occurrence, or, in any other event where the Security becomes enforceable, the Convertible Bond Holder may, and in accordance with each of the Security Documents, enforce the relevant Security (including, without limitation, by taking possession or disposing of or realising the property charged under the Security Documents in addition to, or in lieu of taking such other action as may be permitted against the Issuer).

6.3	The Security shall be discharged in accordance with the terms of the Security Documents.

7.	Interest

7.1	Subject to other provisions in this Convertible Bond Condition 7 (Interest), the Convertible Bonds bear interest from (and including) the Issue Date at the rate of 15% per annum calculated on a compounded basis based on the actual number of days elapsed and a year of 360 days, payable on the earlier of (a)the Maturity Date and (b)the date when the applicable Convertible Bond is redeemed or converted in accordance with the terms of the Convertible Bond Conditions, subject to Convertible Bond Condition 15 (Payments).

7.2	Interest will cease to accrue:

7.2.1	(in the event of the redemption upon Event of Default in accordance with the provisions of Convertible Bond Condition 11 (Redemption upon Event of Default) on the outstanding principal amount of the Convertible Bond with effect from the EoD Redemption Date and the relevant interest payable shall be paid on the relevant EoD Redemption Date; or

7.2.2	(in the event of a conversion of the Convertible Bond in accordance with the provisions of Convertible Bond Condition 8 (Conversion of the Convertible Bond) and unless the Convertible Bond Holder has not elected to include the accrued and unpaid interest in the aggregate amount to be converted into Conversion Shares) on the outstanding principal amount of the Convertible Bonds which is subject to such conversion with effect from the Conversion Date and the relevant interest accrued payable shall be paid on the Conversion Date; or

7.2.3	(in the event of a redemption at Maturity in accordance with the provisions of Convertible Bond Condition 10.3) on the outstanding principal amount of the Convertible Bond with effect from the Maturity Date; or

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7.2.4	(in the event of a redemption in accordance with the provisions of Convertible Bond Conditions 10.1, 10.2 or 10.44) on the Business Day immediately prior to the payment of the Redemption Amount by the Issuer, provided that, in each case, if payment of any such amount due is withheld or refused by the Issuer, or if the Issuer otherwise defaults on the payment of any such amount, interest will continue to accrue in accordance with Convertible Bond Condition 13 (Default Interest).

8.	Conversion of the Convertible Bond

8.1	Subject to other Convertible Bond Conditions hereunder and any applicable rules of the Stock Exchange, for so long as the Convertible Bonds remain outstanding, the Convertible Bond Holder may convert the Convertible Bonds, fully or in part, to Conversion Shares, during the Conversion Period.

8.2	Number of Conversion Shares to be Issued Upon Conversion

Upon exercise by the Convertible Bond Holder of its right to convert the Convertible Bonds held by it to Conversion Shares pursuant to this Convertible Bond Condition 8 (Conversion of the Convertible Bond), the Issuer shall issue to the Convertible Bond Holder such number of Conversion Shares in accordance with the following formula:

Number of Conversion Shares	=	(Principal Amount + Interest) x Conversion Ratio

Where:

Principal Amount	=	the outstanding principal amount of the Convertible Bonds in respect of which the Convertible Bond Holder has exercised its conversion right

Interest	=	(if the Convertible Bond Holder so elects) any accrued and unpaid interest attributable to the Principal Amount including any default interest in accordance with Convertible Bond Condition 13 (Default Interest) below (if any)

Conversion Ratio	=	the number of Conversion Share into which each USD 1 of the Principal Amount and Interest of the Convertible Bonds will convert. The initial Conversion Ratio is 0.160944 subject to adjustments in accordance with Convertible Bond Condition 9 (Adjustments to Conversion Ratio).

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Provided that:

(a)	if the Convertible Bond Holder does not elect to include Interest in the calculation of the number of Conversion Shares, such Interest shall be paid in cash to the Convertible Bond Holder on the Conversion Date; and

(b)	in case the conversion of the Convertible Bonds in accordance with this Convertible Bond Condition 8.2 does not comply with any requirement of, or is not permitted by, the applicable Laws, the rules of the Stock Exchange or any direction of any Government Authority, the Convertible Bonds shall no longer be convertible and the Issuer shall redeem the outstanding Convertible Bonds in accordance with Convertible Bond Condition 10.1.

8.3	If the number of Conversion Shares to be issued as determined by the formula above is not a whole number, it shall be rounded up to the nearest whole number.

8.4	Conversion procedures of the Convertible Bonds

8.4.1	During the Conversion Period and subject to the applicable rules of the Stock Exchange, a Convertible Bond Holder may in its sole discretion deliver a notice of conversion in writing substantially in the form set out in Part B of the first schedule to the Convertible Bond Certificate (“Conversion Notice”). If no Conversion Notice is delivered by the Convertible Bond Holder in accordance with this Convertible Bond Condition 8.4.1 but a QIPO is due to occur, it shall be deemed that the Convertible Bond Holder has given the Issuer a Conversion Notice for the conversion of all of the outstanding principal amount of all Convertible Bonds held by it (and all accrued and unpaid interest in respect of such Convertible Bonds) into Conversion Shares and such Convertible Bonds shall be converted into Conversion Shares on the date immediately prior to the date of the QIPO.

8.4.2	The person in whose name the Conversion Shares are to be registered in accordance with the instructions given in the Conversion Notice will become the legal and beneficial owner of the Conversion Shares with effect from the Conversion Date.

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8.4.3	The Issuer shall pay all costs and expenses, including all capital duty, stamp, issue, registration, securities transaction or other similar taxes, duties, levies and fees (if any) arising in connection with the issue of the Convertible Bond, any conversion of the Convertible Bond, and the issuance of the Conversion Shares, in each case as applicable, in respect of any conversion of Convertible Bond, directly to the relevant authorities.

8.4.4	Following the delivery of a Conversion Notice and subject to the applicable rules of the Stock Exchange, the Issuer shall promptly and in any event no later than the Conversion Date:

(a)	take or procure its relevant shareholder(s) to take all necessary steps and execute all necessary documents to effect the issue of the Conversion Shares to the Convertible Bond Holder (or its nominee);

(b)	upon the election of the Convertible Bond Holder at its sole discretion and as notified to the Issuer in the Conversion Notice:

(i)	(if the Conversion Shares are in dematerialised form) ensure, by taking all actions and doing all things required, that the Conversion Shares are credited to the stock account of any participant as designated by the Convertible Bond Holder in the Conversion Notice or otherwise in writing; or

(ii)	(if the Conversion Shares are in materialised form) ensure that the Conversion Shares are registered on the Issuer’s register of members in the name of the person specified in the Conversion Notice and that a certificate in respect of the Conversion Shares be issued in the name or names of the Convertible Bond Holder (or its nominee(s)), and deliver such certificate to the Convertible Bond Holder (or its nominee(s)).

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8.4.5	Following conversion of any Convertible Bonds pursuant to this Convertible Bond Condition 8, the Convertible Bonds converted shall be cancelled forthwith and may not be re-issued or re-sold, and the Convertible Bond Certificates surrendered to the Issuer shall be destroyed and the Convertible Bond Holder’s name shall be removed from the register of Convertible Bond Holders in respect of the Convertible Bonds converted pursuant to this Convertible Bond Condition 8.

8.5	The Conversion Shares issued to a Convertible Bond Holder upon the conversion of Convertible Bonds under Convertible Bond Condition 8 shall be fully paid up or credited as fully paid up, in accordance with memorandum and articles of association (or equivalent constitutional documents) of the Issuer free from any Security Interest to such Convertible Bond Holder with effect from the Conversion Date and such Conversion Shares shall rank pari passu in all aspects with the Shares in issue on the Conversion Date and shall be entitled to all dividends and other distributions the record date for which falls on a date on or after the Conversion Date.

9.	Adjustments to Conversion Ratio

9.1	Other than the issue of Conversion Shares by the Issuer pursuant to the conversion of this Convertible Bond or the exchange of the Exchangeable Bonds, if the Issuer proposes any one or more of the following events prior to the Maturity Date, the Conversion Ratio will be subject to adjustment as set out below:

9.1.1	Consolidation, Subdivision or Reclassification:

If and whenever there shall be an alteration to the nominal value of the issued share capital of the Issuer, where applicable, as a result of consolidation, subdivision or re-classification of the Shares, the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such alteration by the following fraction:

A

B

where:

A	is the nominal amount of one Share immediately before such alteration; and

B	is the nominal amount of one Share immediately after such alteration.

Such adjustment shall become effective on the date that such alteration takes effect.

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9.1.2	Capitalisation of Profits or Reserves:

(a)	If and whenever the Issuer shall issue any Shares credited as fully paid to the holders of the Issuer (the “Issuer Shareholders”) by way of capitalisation of profits or reserves (including any share premium account) including Shares paid up out of distributable profits or reserves and/or share premium account (except any Scrip Dividend) and which would not have constituted a Distribution, the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such issue by the following fraction:

A

B

where:

A	is the number of Shares immediately after such issue; and

B	is the number of Shares immediately before such issue.

Such adjustment shall become effective on the date of issue of such Shares or if a record date is fixed therefor, immediately after such record date.

(b)	In the case of an issue of Shares by way of a Scrip Dividend where the Current Market Price of such Shares on the date of announcement of the terms of such issue of Shares multiplied by the number of Shares issued exceeds the amount of the Relevant Cash Dividend or the relevant part thereof and which would not have constituted a Distribution, the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before the issue of such Shares by the following fraction:

A+B

A+C

where:

A	is the aggregate nominal value of the issued Shares immediately before such issue;

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B	is the aggregate nominal value of Shares issued by way of such Scrip Dividend; and

C	is the aggregate nominal value of Shares issued by way of such Scrip Dividend multiplied by a fraction of which (i) the numerator is the amount of the whole, or the relevant part, of the Relevant Cash Dividend and (ii)the denominator is the Current Market Price of the Shares issued by way of Scrip Dividend in respect of each existing Share in lieu of the whole, or the relevant part, of the Relevant Cash Dividend;

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of issue of such Shares or if a record date is fixed therefor, immediately after such record date.

9.1.3	Distribution:

If and whenever the Issuer shall pay or make any Distribution (as defined below) to the Issuer Shareholders (except where the Conversion Ratio falls to be adjusted under Convertible Bond Condition 9.1.2 above), the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such Distribution by the following fraction:

A

A-B

where:

A	is the Current Market Price of one Share on the date on which the Distribution is publicly announced; and

B	is the Fair Market Value on the date of such announcement, as determined in good faith by an Independent Investment Bank, of the portion of the Distribution attributable to one Share;

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date that such Distribution is made or if a record date is fixed therefor, immediately after such record date.

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9.1.4	Rights Issues of Shares or Options over Shares:

If and whenever the Issuer shall issue Shares to all or substantially all such Issuer Shareholders as a class by way of rights, or issue or grant to all or substantially all such Issuer Shareholders as a class, by way of rights, options, warrants or other rights to subscribe for or purchase any Shares, in each case at less than 95 per cent, of the Current Market Price per Share on the date of announcement of the terms of the issue or grant, the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such issue or grant by the following fraction:

A+B

A+C

where:

A	is the number of Shares in issue immediately before such announcement;

B	is the aggregate number of Shares issued or, as the case may be, comprised in the issue or grant; and

C	is the number of Shares which the aggregate amount (if any) payable for the Shares issued by way of rights (or for the options or warrants or other rights issued by way of rights and for the total number of Shares comprised therein) would purchase at such Current Market Price per Share;

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of issue of such Shares or issue or grant of such options, warrants or other rights (as the case may be) or where a record date is set, the first date on which the Shares are traded ex-rights, ex-options or ex-Convertible Bonds, as the case may be.

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9.1.5	Rights Issues of Other Securities:

If and whenever the Issuer shall issue any securities (other than the Issuer’s Shares or options, warrants or other rights to subscribe for or purchase of such Shares)to all or substantially all Issuer Shareholders as a class, by way of rights, or the grant to all or substantially all such Issuer Shareholders as a class by way of rights, of any options, warrants or other rights to subscribe for or purchase, any securities (other than the Issuer’s Shares or options, warrants or other rights to subscribe for or purchase Shares), the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such issue or grant by the following fraction:

A

A - B

where:

A	is the Current Market Price of one Share on the date on which such issue or grant is publicly announced; and

B	is the Fair Market Value on the date of such announcement, as determined in good faith by an Independent Investment Bank, of the portion of the rights attributable to one Share;

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of issue of the securities or grant of such rights, options or warrants (as the case may be) or where a record date is set, the first date on which the Shares are traded ex-rights, ex-options or ex-warrants, as the case may be.

9.1.6	Issues at less than Current Market Price:

If and whenever the Issuer shall issue (otherwise than as mentioned in Convertible Bond Condition 9.1.4) any of such Issuer’s Shares (other than Shares issued on the exercise of any rights of conversion into, or exchange or subscription for, such Shares)or the issue or grant of, whether for cash or otherwise, (otherwise as mentioned in Convertible Bond Condition 9.1.4) options, warrants or other rights to subscribe or purchase, directly or indirectly, the Issuer’s Shares in each case at a price per Share which is less than 95 per cent, of the Current Market Price on the date of announcement of the terms of such issue, the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such issue by the following fraction:

C

A + B

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where:

A	is the number of Shares in issue immediately before the issue of such additional Shares or the grant of such options, warrants or other rights to subscribe for or purchase of any Shares;

B	is the number of Shares which the aggregate consideration receivable for the issue of such additional Shares would purchase at such Current Market Price per Share; and

C is the number of Shares in issue immediately after the issue of such additional Shares.

References to additional Shares in the above formula shall, in the case of an issue by such Issuer of options, warrants or other rights to subscribe or purchase Shares, mean such Shares to be issued, or otherwise made available, assuming that such options, warrants or other rights are exercised in full at the initial exercise price (if applicable) on the date of issue of such options, warrants or other rights.

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of issue of such additional Shares or, as the case may be, the grant of such options, warrants or other rights.

9.1.7	Other Issues at less than Current Market Price:

Save in the case of an issue of securities arising from a conversion or exchange of other securities in accordance with the terms applicable to such securities themselves falling within the provisions of this Convertible Bond Condition 9.1.7, in the event of an issue wholly for cash by the Issuer or any Subsidiary (otherwise than as mentioned in Convertible Bond Conditions 9.1.4, 9.1.5 or 9.1.6)or (at the direction or request of or pursuant to any arrangements with the Issuer or any Subsidiary) any other company, person or entity of any securities (other than the Convertible Bonds) which by their terms of issue carry rights of conversion into, or exchange or subscription for, Shares to be issued by the Issuer upon conversion, exchange or subscription at a consideration per Share which is less than 95 per cent, of the Current Market Price on the date of announcement of the terms of issue of such securities the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such issue by the following fraction:

A + B

A + C

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where:

A	is the number of Shares in issue immediately before such issue;

B	is the maximum number of Shares to be issued on conversion or exchange of such securities or on the exercise of such rights of subscription attached thereto at the initial conversion, exchange or subscription price or rate; and

C	is the number of Shares which the aggregate consideration receivable by the Issuer for the Shares to be issued on conversion or exchange or on exercise of the right of subscription attached to such securities would purchase at such Current Market Price per Share.

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of issue of such securities.

9.1.8	Modification of Rights of Conversion, etc:

In the event of any modification of the rights of conversion, exchange or subscription attaching to any such securities as are mentioned in Convertible Bond Condition 9.1.7 (other than in accordance with the terms applicable to such securities) so that the consideration per Share (for the number of Shares available on conversion, exchange or subscription following the modification) is less than 95 per cent, of the Current Market Price on the date of announcement of the proposals for such modification, the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such modification by the following fraction:

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A + B

A + C

where:

A	is the number of Shares in issue immediately before such modification;

B	is the maximum number of Shares to be issued, or otherwise made available, on conversion or exchange of such securities or on the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Investment Bank considers appropriate (if at all) for any previous adjustment under Convertible Bond Condition 9.1.7 or Convertible Bond Condition 9.1.8.

C	is the number of Shares which the aggregate consideration (if any) receivable by the Issuer for the Shares to be issued, or otherwise made available, on conversion or exchange or on exercise of the right of subscription attached to the securities, in each case so modified, would purchase at such Current Market Price per Share or, if lower, the existing conversion, exchange or subscription price of such securities.

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of modification of the rights of conversion, exchange or subscription attaching to such securities.

9.1.9	Other Offers to Issuer Shareholders:

In the event of any issue, sale or distribution by or on behalf of the Issuer or any Subsidiary or (at the direction or request of or pursuant to any arrangements with the Issuer or any Subsidiary) any other company, person or entity of any securities in connection with an offer by or on behalf of the Issuer or any Subsidiary or such other company, person or entity pursuant to which offer the Issuer Shareholders generally are entitled to participate in arrangements whereby such securities may be acquired by them (except where the Conversion Ratio falls to be adjusted under Convertible Bond Conditions 9.1.4, 9.1.5, 9.1.6 or 9.1.7), the Conversion Ratio shall be adjusted by multiplying the Conversion Ratio in force immediately before such issue by the following fraction:

A

A - B

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where:

A	is the Current Market Price of one Share on the date on which such issue is publicly announced; and

B	is the Fair Market Value on the date of such announcement, as determined in good faith by an Independent Investment Bank, of the portion of the rights attributable to one Share;

OR by making such other adjustment as an Independent Investment Bank deems fair and reasonable.

Such adjustment shall become effective on the date of issue of the securities.

9.1.10	Other Events:

If the Issuer determines that an adjustment should be made to the Conversion Ratio as a result of one or more events or circumstances not referred to in Convertible Bond Condition 9.1, the Issuer shall at its own expense request an Independent Investment Bank, to determine as soon as practicable what adjustment (if any) to the Conversion Ratio is fair and reasonable to take account thereof, if the adjustment would result in a change of the Conversion Ratio, and the date on which such adjustment should take effect and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination Provided That where the circumstances giving rise to any adjustment pursuant to Convertible Bond Condition 9.1 have already resulted or will result in an adjustment to the Conversion Ratio or where the circumstances giving rise to any adjustment arise by virtue of circumstances which have already given rise or will give rise to an adjustment to the Conversion Ratio, such modification (if any) shall be made to the operation of the provisions of Convertible Bond Condition 9.1 as may be advised by an Independent Investment Bank, to be in its opinion appropriate to give the intended result.

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9.1.11	Exclusion

For the avoidance of doubt, no adjustment shall be made pursuant to this Convertible Bond Condition 9.1 in respect of any issue of any options or the exercise of such options pursuant to the terms of the ESOP.

9.2	For the purposes of these Convertible Bond Conditions:

9.2.1	“Closing Price” means for the Shares for any Trading Day shall be the closing market price of the Shares quoted by the Stock Exchange.

9.2.2	“Current Market Price” means, on or after the date the Issuer is quoted on the Stock Exchange:

(a)	in respect of the Current Market Price of shares of the Listing Entity listed on a Stock Exchange at a particular time on a particular date, the average of the Closing Prices quoted by the Stock Exchange for one Share (being the Share carrying full entitlement to dividend) for the 20 consecutive Trading Days ending on the Trading Day immediately preceding such date; provided that if at any time during the said 20 Trading Day period the Shares shall have been quoted ex-dividend and during some other part of that period the Shares shall have been quoted cum-dividend then:

(i)	if the Shares to be issued in such circumstances do not rank for the dividend in question, the quotations on the dates on which the Shares shall have been quoted cum-dividend shall for the purpose of this definition be deemed to be the Fair Market Value thereof reduced by an amount equal to the amount of that dividend per Share; or

(ii)	if the Shares to be issued in such circumstances rank for the dividend in question, the quotations on the dates on which the Shares shall have been quoted ex-dividend shall for the purpose of this definition be deemed to be the amount thereof increased by such similar amount,

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and provided further that if the Shares on each of the said 20 Trading Days have been quoted cum-dividend in respect of a dividend which has been declared or announced but the Shares to be issued do not rank for that dividend, the quotations on each of such dates shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of that dividend per Share.

(b)	in respect of the Current Market Price of shares of the Issuer not listed on a Stock Exchange at a particular time on a particular date, the price determined by an Independent Investment Bank.

9.2.3	“Distribution” means any dividend or distribution (whether of cash or assets in specie) by the Issuer or the Listing Entity for any financial period whenever paid or made and however described (and for these purposes a distribution of assets in specie includes without limitation an issue of such Shares or other securities credited as fully or partly paid (other than such Shares credited as fully paid by way of capitalisation of reserves)).

9.2.4	“Fair Market Value” means, with respect to any assets, security, option, warrants or other right on any date, the fair market value of that asset, security, option, warrants or other right as determined by an Independent Investment Bank provided that (i) the fair market value of a cash Dividend paid or to be paid per Issuer Share shall be the amount of such cash Dividend per Share determined as at the date of announcement of such Dividend; and (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such Independent Investment Bank) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily Closing Prices of such options, warrants or other rights during the period of five (5) Trading Days on the relevant market commencing on the first such Trading Day such options, warrants Bonds or other rights are publicly traded.

9.2.5	“Relevant Cash Dividend” means any cash dividend specifically declared by the Issuer or the Listing Entity (as the case may be).

9.2.6	“Independent Investment Bank” means an independent investment bank of international repute selected by the Issuer and accepted in writing by the Convertible Bond Holders.

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9.2.7	“Scrip Dividend” means any Shares issued in lieu of the whole or any part of any Relevant Cash Dividend being a dividend which the Issuer Shareholders concerned would or could otherwise have received and which would not have constituted a Distribution (and for the avoidance of doubt to the extent that no adjustment is to be made under Convertible Bond Condition 9.1.3) in respect of the amount by which the Current Market Price of the Shares exceeds the Relevant Cash Dividend or part thereof).

9.2.8	“Trading Day” means a day when the Stock Exchange is open for dealing business, provided that if no Closing Price is reported in respect of the relevant Shares on the Stock Exchange for one or more consecutive dealing days such day or days will be disregarded in any relevant calculation and shall be deemed not have existed when ascertaining any period of dealing days.

9.2.9	On any adjustment, the relevant Conversion Ratio, shall be rounded down to the nearest one-hundred thousandth (0.000005 being rounded upwards). Any subsequent adjustments to any Conversion Ratio will be carried out on the basis of such adjusted Conversion Ratio so rounded.

9.2.10	No adjustment shall be made to the Conversion Ratio where such adjustment (rounded down if applicable) would be less than one per cent, of the Conversion Ratio then in effect. Any adjustment not required to be made shall be carried forward and taken into account in any subsequent adjustment. Notice of any adjustment shall be given to Convertible Bond Holders in accordance with notice provisions in the Convertible Bond Conditions as soon as practicable after the determination thereof.

9.2.11	The Conversion Ratio may not be adjusted so that, on exchange of Convertible Bonds, Shares would fall to be issued at a discount to their nominal value or would require Shares to be issued in any other circumstances not permitted by applicable law. For avoidance of doubt, Shares would not be issued below their nominal value if not permitted by applicable law.

9.2.12	Where more than one event which gives or may give rise to an adjustment to the Conversion Ratio occurs within such a short period of time that in the opinion of an Independent Investment Bank, the foregoing provisions would need to be operated subject to some modification in order to give the intended result, such modification shall be made to the operation of the foregoing provisions as may be advised by an Independent Investment Bank, to be in their opinion appropriate in order to give such intended result.

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9.2.13	No adjustment involving an increase in the Conversion Ratio will be made, except in the case of a consolidation of the Shares as referred to in Convertible Bond Condition 9.1.1 or to correct an error.

9.2.14	The Convertible Bond Holder shall be under no duty to monitor whether any event or circumstance has happened or exists which may require an adjustment to be made to the Conversion Ratio or to make any calculation or determination (or verification thereof) in connection with the Conversion Ratio.

10.	Redemption

10.1	Redemption upon no QIPO: If the conversion of the Convertible Bonds in accordance with Convertible Bond Condition 8 (Conversion of Convertible Bonds) is not permitted by the Stock Exchange or the application for QIPO is otherwise withdrawn, rejected, returned or lapsed, the Issuer shall redeem all, or at the election of the Convertible Bond Holder such part of, the outstanding Convertible Bonds at the Redemption Amount within one (1) month after notification of such refusal by the Stock Exchange or the withdrawal, rejection, return or lapse of the QIPO application (as the case may be), or on such date as requested by the Convertible Bond Holder at its sole discretion.

10.2	Redemption for low market capitalisation: If the Issuer fails to maintain a total capitalisation of USD400,000,000 at the time of valuation for each equity fund raising prior to the listing of the Shares on the Stock Exchange by way of an initial public offering, the Issuer shall redeem all, or at the election of the Convertible Bond Holder such part of, the outstanding Convertible Bonds at the Redemption Amount.

10.3	Redemption upon Maturity: Unless previously redeemed, purchased and cancelled or converted in accordance with the Convertible Bond Conditions, the Issuer shall redeem all outstanding Convertible Bonds held by the Convertible Bond Holder on the Maturity Date without the need for such Convertible Bond Holder to serve any notice, at the Redemption Amount (as defined below).

10.4	Redemption on Extraordinary Event: If an Extraordinary Event occurs which in the opinion of the Convertible Bond Holder, no adjustment can be made pursuant to the Convertible Bond Conditions to preserve the economic effect of the transaction contemplated by the parties, the Convertible Bond Holder may by written notice to the Issuer, require the Issuer to redeem all, or at the election of the Convertible Bond Holder such part of, outstanding Convertible Bonds at the Redemption Amount on the date specified in such notice.

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10.5	The Convertible Bond Holder shall issue a Redemption Notice in respect of a redemption event specified in Convertible Bond Conditions 10.1, 10.2 and 10.4.

10.6	In the case of a partial redemption, the Issuer shall take such action to replace the Convertible Bond Certificate to reflect the amount redeemed on the original Convertible Bond Certificate subject to the redemption.

11.	Redemption upon Event of Default

11.1	Save as otherwise consented to or waived by the Convertible Bond Holder, if any event set out in Convertible Bond Condition 11.3 occurs at any time on or after the Issue Date, subject to the Convertible Bond Holder’s written notice that there is occurrence of such event and (other than in the case of any event set out in Convertible Bond Conditions 11.3.3, 11.3.4, 11.3.5, 11.3.6, 11.3.7, 11.3.8, 11.3.9, 11.3.10, 11.3.12, 11.3.13, 11.3.14, 11.3.15, 11.3.17, 11.3.18, and 11.3.19) following the expiry of a period of 15 Business Days from such notice during which such event has not been remedied (an “Event of Default”), the Convertible Bond Holder may, at its sole discretion, issue an Redemption Notice (as defined below) to the Issuer to require the Issuer to redeem all or part of the outstanding Convertible Bonds it holds at that time and such relevant amounts of the Convertible Bonds shall immediately become due and repayable at the Redemption Amount in accordance with Convertible Bond Condition 12 (Redemption Amount).

11.2	A form of notice (the “Redemption Notice”) to be issued is set out in the Part A to the first schedule to the Convertible Bond Certificate. The Redemption Notice shall specify, among other things, the following:

11.2.1	a description of the relevant Event of Default, by reference to the relevant paragraph(s) in Convertible Bond Condition 11.3;

11.2.2	the relevant amount of the outstanding Convertible Bond required to be redeemed;

11.2.3	the EoD Redemption Date; and

11.2.4	the Redemption Amount in accordance with Convertible Bond Condition 12 (Redemption Amount),

whereupon the Issuer shall on the EoD Redemption Date pay or cause to be paid to Convertible Bond Holder which delivers a Redemption Notice the Redemption Amount specified in the Redemption Notice. The Redemption Amount payable by the Issuer under this Convertible Bond Condition 12 (Redemption Amount) shall be paid in USD in immediately available funds.

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11.3	An Event of Default means any of the following events:

11.3.1	Non-payment: a default occurs in the payment of any principal, interest or premium due in respect of the Convertible Bonds;

11.3.2	Breach of other obligations: an Obligor does not perform or comply with one or more of its other obligations in the Transaction Documents;

11.3.3	Misrepresentation: any representation, warranty or statement made or deemed to be made by an Obligor in the Transaction Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

11.3.4	Enforcement proceedings: a distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any material part of the property, assets or turnover of an Obligor;

11.3.5	Security Enforced: an encumbrancer takes possession or an administrator or other receiver or other similar officer is appointed of the whole or a material part of the property, assets or turnover of an Obligor;

11.3.6	Winding-up: an order is made or an effective resolution passed for the winding-up or dissolution, administration or bankruptcy of an Obligor;

11.3.7	Insolvency: an Obligor is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its debts or makes any agreement for the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its debts (or of any part which it will or might otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of an Obligor; an administrator, liquidator or trustee in bankruptcy of an Obligor is appointed over all or a material part of its assets and turnover (or application for any such appointment is made);

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11.3.8	Cross-default: (a) any other present or future indebtedness (whether actual or contingent) of an Obligor becomes (or becomes capable of being declared) due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (b) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (c) an Obligor fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, or (d) any Obligor fails to pay when due any liability arising under any debt instrument or convertible or Convertible debt instrument issued by it, provided that in the case of paragraphs (a), (b) and (c) above, the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned such paragraphs equals or exceeds HKD50,000,000 or its equivalent in any other currency on the day on which such indebtedness becomes due and payable or is not paid or any such amount becomes (or is capable of being declared) due and payable or is not paid under any such guarantees or indemnity;

11.3.9	Cessation of business: an Obligor ceases or threatens to cease to carry on all or substantially all of its business or operations;

11.3.10	Nationalisation: (a) any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of an Obligor or (b) an Obligor is prevented from exercising normal control over all or a material part of its property, assets and turnover;

11.3.11	Authorisation and Consents: any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration)at any time required to be taken, fulfilled or done in order (a) to enable an Obligor to lawfully to enter into, exercise its rights and perform and comply with its obligations under the Transaction Documents, (b) to ensure that those obligations are legally binding and enforceable and (c) to make the Transaction Documents admissible in evidence in the courts of Hong Kong, is not taken, fulfilled or done;

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11.3.12	Change of control: a change of Control in the Issuer without the prior written consent of the Convertible Bond Holder;

11.3.13	Illegality: it is or will become unlawful for an Obligor to perform or comply with any one or more of its obligations under any Transaction Document;

11.3.14	Repudiation: an Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or evidences an intention to rescind or repudiate a Transaction Document;

11.3.15	Non-compliance with law: any member of the Seamless Group fails to comply with any applicable Law, which failure results in (a) any material licence issued in its favour by a regulatory authority being revoked or suspended indefinitely, (b) any litigation being commenced by any person against such member of the Seamless Group or (c) any punitive action taken by any regulatory authority (including but not limited to the imposition of any penalty) against such member of the Seamless Group;

11.3.16	Failure to provide information: any Obligor failing to provide any information required by the Convertible Bond Holder in accordance with the terms of the Transaction Documents including (but not limited) to any financial information or access to any management interviews;

11.3.17	Audit qualification: the Issuer’s auditor qualifies any of its audited annual consolidated financial statements and such qualifications concern an inability to continue the business as a going concern or is a result of inadequate, misleading or inaccurate provision of information, disclosure or access;

11.3.18	Material adverse change: any event or series of events occurs which, in the opinion on the Convertible Bond Holder, has or is reasonably likely to have a Material Adverse Effect;

11.3.19	Analogous Events: any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs.

11.4	The Issuer shall, within three (3) Business Days, notify the Convertible Bond Holder in writing of any matter or thing which becomes known to it which constitutes or would reasonably constitute (or with the giving of any notice and/or lapse of time and/or the fulfilment of any other requirement would reasonably constitute) an Event of Default.

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12.	Redemption Amount

12.1	The redemption price payable by the Issuer to a Convertible Bond Holder upon redemption (“Redemption Amount”) under Convertible Bond Condition 10 (Redemption) (other than Convertible Bond Condition 10.1) or Convertible Bond Condition 11 shall be the aggregate amount of (a) 100% of the outstanding principal amount of the Convertible Bonds redeemed; (b) an internal rate of return of 15% per annum calculated annually on a compounded basis based on the outstanding principal amount of the Convertible Bonds redeemed, the actual number of days elapsed and a year of 360 days and taking in account any interest (other than default interest) paid pursuant to Convertible Bond Condition 7; and (c) any default interest in accordance with Convertible Bond Condition 13 below (if any); and

12.2	For the avoidance of doubt, the Redemption Amount shall be paid by the Issuer (or its nominee) on or before:

12.2.1	in the case of a redemption in accordance with Convertible Bond Conditions 10.1, 10.2, or 10.4 or, such date as notified by the Convertible Bond Holder to the Issuer as the date for redemption;

12.2.2	in the case of a redemption in accordance with Convertible Bond Condition 10.2, the Maturity Date; or

12.2.3	in the case of a redemption in accordance with Convertible Bond Condition 11, the EoD Redemption Date.

13.	Default Interest

In the event of non-payment by the Issuer of any of the amounts in respect of the Convertible Bond when due, or expressed to be due, including for the avoidance of doubt the principal amount, accrued interest and the Redemption Amount, default interest shall accrue on the overdue but unpaid amount under these Convertible Bonds for the period from the due date to the date of actual payment (both before and after judgment) at an interest rate of 24% per annum (calculated based on the actual number of days elapsed and a year of 360 days) and shall be payable on demand by the Convertible Bond Holder free and clear of and without set-off or deduction for taxes or otherwise.

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14.	Procedure for Redemption of Convertible Bonds

14.1	The Issuer (or its nominee) shall pay the Redemption Amount to the Convertible Bond Holder on such date in accordance with Convertible Bond Condition 12.2.

14.2	From and after the payment in full by the Issuer of the Redemption Amount for all outstanding Convertible Bonds, the Convertible Bonds requested by the holder thereof to be redeemed will no longer be outstanding or deemed to be outstanding and all powers, designations, preferences and other rights of the holder thereof as a holder of such Convertible Bonds shall cease and terminate.

15.	Payments

15.1	Unless specifically provided in a Transaction Document, all payments to be made by the Issuer to each Convertible Bond Holder hereunder shall be made by the Issuer (or its nominee) by remitting the amount to be paid in USD by delivery of banker’s draft or cashier order drawn on a bank licensed in Hong Kong to the relevant Convertible Bond Holder at its address as specified in the register of Convertible Bond Holders or, at the option of the Convertible Bond Holder, not later than 11:00 a.m. (Hong Kong time) on the due date in funds which are for value of that same date to the relevant Convertible Bond Holder’s account with a bank in Hong Kong as may be notified by the relevant Convertible Bond Holder from time to time.

15.2	All payments made by the Issuer (or its nominee) with respect to the Convertible Bonds will be made free from any restriction or condition and be made without deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the British Virgin Islands, the Cayman Islands, Hong Kong, the United States or any other jurisdiction or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Convertible Bond Holder of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required.

15.3	If the relevant payment date of any payment to be made by the Issuer is not a Business Day, such payment shall be payable on the following Business Day.

16.	Expenses

The Issuer and the Convertible Bond Holder will pay all administrative costs and expenses, including all issue, securities transaction or other similar taxes, duties, levies and fees (if any) arising in connection with the redemption of the Convertible Bonds and the cancellation and delivery of certificate(s)therefor, in each case as applicable, on equal share.

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17.	Replacement of Convertible Bond Certificate(s)

Should any Convertible Bond Certificate be lost, stolen, destroyed, mutilated or defaced, it may be replaced free of charge at the Specified Office upon presentation of such evidence as the Issuer may reasonably require. Mutilated or defaced Convertible Bond Certificate(s) must be surrendered before replacements will be issued.

18.	Usury

The Convertible Bonds are subject to the express condition that at no time shall the Issuer be required to pay interest on the principal amount of the Convertible Bonds at a rate which could subject the Convertible Bond Holder to either civil or criminal liability as a result of being in excess of the Maximum Interest Rate. If under the Convertible Bond Conditions, the Issuer is at any time required or obligated to pay interest on the principal amount at a rate in excess of the Maximum Interest Rate, the interest rate shall be deemed immediately reduced to the Maximum Interest Rate.

19.	QIPO

For the purposes of a QIPO, if the Issuer designates any entity other than itself to be listed (the “Listing Entity”), and the shares of such Listing Entity become listed, quoted, admitted to trading or dealt in, on the Stock Exchange and such listing would constitute a QIPO if the shares listed had been Shares, the Issuer agrees to make such modification to these Convertible Bond Conditions, the Convertible Bonds and/or the Transaction Documents as the Convertible Bond Holders deem necessary to maintain the same commercial effect as if the Listing Entity had been the Issuer. Any such modification shall not be prejudicial to the interests of the Convertible Bond Holders.

20.	Notices

20.1	A Notice under or in connection with this Convertible Bond Instrument shall be:

20.1.1	in writing and in English; and

20.1.2	delivered personally, sent by fax with confirmation receipt followed by mail posted within 24 hours, sent by courier or sent by e-mail to the party due to receive the Notice at the facsimile number, address or e-mail address referred to in Convertible Bond Condition, or such other facsimile number, address or e-mail address as a party may specify by notice in writing to the other parties received before the Notice was despatched.

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20.2	For the purposes of this Convertible Bond Condition 20 (Notices), a Notice shall be sent to the addresses, facsimile numbers or e-mail addresses and for the attention of those persons set out below:

20.2.1	In the case of the Issuer:

Address:	21/F., Olympia Plaza, 255 King’s Road, North Point, Hong Kong

Fax:	(852)3590 5605

E-mail address:	legal@tngfintech.com

Attention:	Mr. Kong King Ong Alexander

20.2.2	in the case of the Convertible Bond Holder, the address in the register of the Convertible Bond Holder, or to such other address, facsimile number or e-mail address as the relevant party may have notified to the other by not less than seven (7) days’ written notice to the other party before the Notice was despatched.

20.3	Unless there is evidence that it was received earlier, a Notice is deemed given if:

20.3.1	delivered personally, when left at the address referred to in Convertible Bond Condition 20.2.1;

20.3.2	sent by courier, two (2) Business Days after posting it;

20.3.3	sent by fax, when confirmation of its transmission has been recorded on the sender’s fax machine; or

20.3.4	sent by e-mail, upon receipt.

21.	Governing Law and Jurisdiction

21.1	The Convertible Bond Instrument and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability shall be governed by and construed in accordance with Hong Kong law.

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21.2	Any dispute, controversy or claim arising out of or in connection with the Convertible Bond Conditions, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Rules”), which Rules are deemed to be incorporated by reference into the Convertible Bond Conditions.

21.3	The arbitration tribunal (the “Tribunal”) shall consist of three (3) arbitrators. The claimant(s)shall designate one (1) arbitrator. The respondent(s) shall designate one (1) arbitrator. The two (2) arbitrators thus appointed shall designate the third arbitrator who shall be the presiding arbitrator. If within 14 days of a request from the other party(ies) to do so any party(ies) fails(s) to designate an arbitrator, or if the two (2) arbitrators fail to designate the third arbitrator within 14 days after the confirmation of appointment of the second arbitrator, the appointment shall be made, upon request of any party(ies), by the HKIAC Council in accordance with the Rules.

21.4	The seat, or legal place, of arbitration shall be Hong Kong.

21.5	The language to be used in the arbitral proceedings shall be English.

21.6	Any award of the Tribunal shall be made in writing and shall be final and binding on the Convertible Bond Holder and the Issuer from the day it is made. The parties undertake to carry out the award without delay.

21.7	Each Convertible Bond Holder and the Issuer waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. Each such party shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this Convertible Bond Condition 21 shall be construed as preventing any such party from seeking conservatory or interim relief from any court of competent jurisdiction.

21.8	This arbitration agreement shall be governed and construed under the laws of Hong Kong.

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21.9	Where disputes arise out of or in connection with Convertible Bond Conditions and out of or in connection with any other Transaction Document which, in the absolute discretion of the first arbitral tribunal to be appointed in any of the disputes, are so closely connected that it is expedient for them to be resolved in the same proceedings, that arbitral tribunal shall have the power to order that the proceedings to resolve that dispute shall be consolidated with those to resolve any of the other disputes (whether or not proceedings to resolve those other disputes have yet been instituted), provided that no date for the final hearing of the first arbitration has been fixed. If that arbitral tribunal so orders, the parties to each dispute which is a subject of its order shall be treated as having consented to that dispute being finally decided:

21.9.1	by the arbitral tribunal that ordered the consolidation unless the HKIAC decides that that arbitral tribunal would not be suitable or impartial; and

21.9.2	in accordance with the procedure, at the seat and in the language specified in the relevant Transaction Document under which the arbitral tribunal that ordered the consolidation was appointed, save as otherwise agreed by all parties to the consolidated proceedings or, in the absence of any such agreement, ordered by the arbitral tribunal in the consolidated proceedings.

The above shall apply even where powers to consolidate proceedings exist under any applicable arbitration rules (including those of an arbitral institution) and, in such circumstances, the provisions of foregoing paragraph above shall apply in addition to those powers.

21.10	The Issuer irrevocably and generally consents in respect of any proceedings anywhere in connection with any Transaction Document to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

22.	Waiver of immunity

The Issuer irrevocably agrees that should any person take any arbitration or court proceedings anywhere (whether for an injunction, specific performance, damages or otherwise) in connection with any Transaction Document, it waives any claim to immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) in relation to those proceedings, including, without limitation, immunity from:

(a)	jurisdiction of any court or tribunal;

(b)	service of process;

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(c)	injunctive or other interim relief, or any order for specific performance or recovery of land; and

(d)	any process for execution of any award or judgment against its assets.

23.	Interpretation

23.1	In these Convertible Bond Conditions, unless the context otherwise requires, the following expressions shall have the following meanings:

“An Qiao” means An Qiao Investment Limited, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1844752.

“Business Day” means a day (other than a Saturday or Sunday or public holiday)on which commercial banks are open for business in Hong Kong and, in the case of a surrender of a Convertible Bond Certificate, in the place where the Convertible Bond Certificate is surrendered, respectively.

“Chargor” means each security provider under the Security Documents.

“Control” means the power of a person to secure that the affairs of another person are conducted directly or indirectly in accordance with the wishes of that first person by means of being the beneficial owner of more than 50% of the voting rights of that other person, or having the right to appoint or remove a majority of the members of or otherwise control the votes at the board of directors (or its equivalent)of that other person, and “Controlling” and “Controlled” shall be construed accordingly.

“Convertible Bonds” has the meaning specified in the preamble to the Convertible Bond Conditions.

“Conversion Date” means the date on which the Convertible Bond Holder is recorded as the registered owner of the Conversion Shares in the register of members of the Issuer.

“Conversion Notice” has the meaning specified in Convertible Bond Condition 8.4.1.

“Conversion Period” means the period commencing from the Issue Date to the Maturity Date or the date of the QIPO, whichever is earlier.

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“Conversion Ratio” means the number of Conversion Share into which each USD 1 of the principal amount and interest of the Convertible Bonds will convert. The initial Conversion Ratio for this is 0.160944, subject to adjustments in accordance with Convertible Bond Condition 9 (Adjustments to Conversion Ratio).

“Conversion Shares” or “Shares” means (a) shares in the share capital of the Issuer or the Listing Entity (as the case may be) (b) if a SPAC Transaction has occurred, the shares in the authorised shares of the Listing Entity (or, as applicable, the shares of its successor or parent company).

“Convertible Bond Certificate” means the certificate in the form, or substantially in the form, set out in Schedule 1 to the Convertible Bond Instrument.

“Convertible Bond Condition” has the meaning specified in the preamble to these terms and conditions.

“Convertible Bond Holder” means a holder of the Convertible Bonds and in whose name such Convertible Bonds is for the time being registered in the Convertible Bond Register (or, in the case of a joint holding, the first named thereof).

“Convertible Bond Instrument” has the meaning specified in the preamble to the Convertible Bond Conditions.

“Convertible Bond Register” has the meaning assigned to it in Convertible Bond Condition 3.1.

“Covenantors” means RPL and GEA.

“Delisting” means (a) the Stock Exchange announces that, pursuant to the rules of the relevant Stock Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Stock Exchange or (b) such Shares cease to be listed, traded or publicly quoted on the Stock Exchange.

“Denominated Amount” has the meaning assigned to it in Convertible Bond Condition 3.1 (Form and denomination).

“EoD Redemption Date” means the fifth (5th) Business Day after the date of the applicable Redemption Notice.

“ESOP” means the employee share award scheme constituted by the Equity Incentive Plan resolved by the Issuer on 29 July 2022 and 3 August 2022 pursuant to which the eligible directors or employees are or will be awarded share units and share options and may exercise such options issued in their favour;

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“Event of Default” has the meaning assigned to it in Convertible Bond Condition 11.

“Exchangeable Bond Instrument” means the exchangeable bond instrument dated 14 September 2023 issued by RPL.

“Exchangeable Bonds” means USD 62,000,000 15 per cent secured guaranteed exchangeable bonds exchange into Shares to be issued by RPL pursuant to the conditions as set out in the Exchangeable Bond Instrument.

“Extraordinary Event” means any one or more of the following:

(a)	a Delisting;

(b)	a Merger Event;

(c)	a Nationalisation; or

(d)	a Tender Offer.

“FastWealth (Cayman)” means FastWealth Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands with company number 358336.

“Financial Indebtedness” means any indebtedness of any person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of any bonds, rules, debentures, loan stock or similar instrument (including but not limited to the amount raised pursuant to the Transaction Documents);

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally applicable accounting principles, be treated as a finance or capital lease;

(e)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(f)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (e)above.

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“GEA” means GEA Holdings Limited, a company incorporated in Cayman Islands with limited liability and its registered address is located at the office of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands and with company number OS-355198.

“Government Authority” means any national, provincial, municipal, city or local government or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means the Deed of Personal Guarantee executed and delivered by the Personal Guarantor in favour of the Initial Convertible Bond Holder on 14 September 2023.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hope Spring” means Hope Spring Holdings Limited, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1863917.

“Initial Convertible Bond Holder” means Chelsea Vanguard Fund.

“Issue Date” has the meaning specified in the preamble to the Convertible Bond Conditions.

“Issuer” has the meaning specified in the preamble to the Convertible Bond Conditions.

“Law” means any provision of any binding law, ordinance, rule, judgment, rule of common law and equity, decree, award, injunction, policies, government approval or other governmental restriction or binding regulation or rule of any Government Authority (including, without limitation, any anti-corruption, anti-money laundering and employment law or regulation).

“Listing Entity” has meaning assigned to it in Convertible Bond Condition 19.

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“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of an Obligor or the Seamless Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Transaction Documents; or

(c)	the validity or enforceability of the Transaction Documents or the effectiveness or ranking of any Security Interest granted or purported to be granted pursuant to, any Transaction Document; or

(d)	any right or remedy of a Convertible Bond Holder in respect of any Transaction Document.

“Maturity Date” means 14 September 2024 (or any other date as agreed between the Issuer and the Convertible Bond Holder).

“Maximum Interest Rate” means the maximum, non-usurious, per annum interest rate permitted from time to time under the laws of Hong Kong.

“Merger Event” means, in respect of the Shares, any:

(a)	reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all outstanding Shares to another entity or person;

(b)	consolidation, amalgamation, merger or binding share exchange of the Issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Issuer is the continuing entity and which does not result in a reclassification or change of any of the Shares then outstanding);

(c)	takeover offer, tender offer, scheme of arrangement, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100 per cent, of the outstanding Shares that results in a transfer of or an irrevocable commitment to transfer all such Shares (other than the Shares owned or controlled by such other entity or person); or

(d)	consolidation, amalgamation, merger or binding share exchange of the Issuer or its Subsidiaries with or into another entity in which the Issuer is the continuing entity and which does not result in a reclassification or change of the outstanding Shares but results in the outstanding Shares (other than Shares owned or controlled by such other entity) immediately before such event collectively representing less than 50 per cent. of the outstanding Shares immediately following such event.

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“Nationalisation” means:

(a)	all Shares; or

(b)	all or substantially all of the assets of the Issuer,

are nationalised, expropriated or are otherwise required to be transferred to any Governmental Authority, entity or instrumentality thereof.

“Notice” means a notice given pursued to the terms of this Convertible Bond Instrument and shall be construed in accordance with Convertible Bond Condition 20 (Notices).

“Obligors” means the Personal Guarantor, the Covenantors, the Chargors and the Issuer, and “Obligor” shall mean any one of them.

“Personal Guarantor” means Mr. Kong King Ong Alexander (江慶恩), a holder of Hong Kong identity card number R463937(4).

“PRC” means the People’s Republic of China, excluding for the purposes of these Convertible Bond Conditions only, Hong Kong, the Macau Special Administrative Region and Taiwan.

“Pre-Money Valuation” means the valuation of the Issuer prior to a QIPO by an investment bank to be agreed between the Issuer and the Convertible Bond Holder.

“QIPO” means (a) the listing of the Shares on the Stock Exchange by way of initial public offering or (b) by way of a SPAC Transaction, in each case, with a Pre-Money Valuation of no less than USD400,000,000 or such lower amount as the Issuer and the Convertible Bond Holder may agree.

“Redemption Notice” has the meaning assigned to it in Convertible Bond Condition 11.2.

“RPL” means Regal Planet Limited, a company incorporated in the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and with company number 1724590.

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“Seamless Group” means the Issuer and its subsidiaries for the time being.

“Security” means, collectively, all the security interests granted in favour of the Convertible Bond Holder pursuant to the Security Documents from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means:

(a)	the share charge dated 14 September 2023 in respect of all of the Personal Guarantor’s shares in Hope Spring to be executed and delivered by the Personal Guarantor as chargor in favour of the Initial Convertible Bond Holder as chargee;

(b)	the share charge dated 14 September 2023 in respect of all of Hope Spring’s shares in FastWealth (Cayman) to be executed and delivered by Hope Spring as chargor in favour of the Initial Convertible Bond Holder as chargee;

(c)	the share charge dated 14 September 2023 in respect of all of Hope Spring’s shares in An Qiao to be executed and delivered by Hope Spring as chargor in favour of the Initial Convertible Bond Holder as chargee;

(d)	the Guarantee; and

(e)	any other document evidencing or creating or expressed to evidence or create Security Interests over any asset to secure any obligation of any Obligor to the Convertible Bond Holder(s) under the Transaction Documents.

“Security Interest” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest or assignment.

“SPAC” means a special purpose acquisition company or other similar entity listed on the Stock Exchange.

“SPAC Transaction” means a merger, acquisition or other business combination involving the Issuer and a SPAC.

“Specified Office” means Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands or such other address outside of Hong Kong as the Issuer may notify to the Convertible Bond Holder in writing.

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“Stock Exchange” means New York Stock Exchange or such other recognised exchange agreed between the Issuer and the Convertible Bond Holder.

“Subsidiaries” means the subsidiaries of the Issuer, and each a “Subsidiary”.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10 per cent, and less than 100 per cent, of the outstanding voting shares of the Issuer, as determined by the Convertible Bond Holder.

“Third Amendment Agreement” means the amendment agreement entered into between the Issuer as issuer, RPL and the Initial Convertible Bond Holder as investor in connection with, among others, the issuance of the Convertible Bonds on or about 14 September 2023.

“Transaction Documents” means:

(a)	the Amendment Agreement;

(b)	this Convertible Bond Instrument;

(c)	each Convertible Bond Certificate issued or to be issued to the Convertible Bond Holder;

(d)	each Security Document; and

(e)	any other document designated as a “Transaction Document” by the Issuer and the Initial Convertible Bond Holder.

23.2	A reference to a statute or statutory provision includes a reference:

23.2.1	to that statute or provision as from time to time modified or re-enacted;

23.2.2	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

23.2.3	to any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provision.

23.3	Unless the context otherwise requires:

23.3.1	words in the singular include the plural, and vice versa;

23.3.2	words importing any gender include all genders; and

23.3.3	a reference to a person includes a reference to a body corporate and to an unincorporated body of persons.

23.4	A reference to a Convertible Bond Condition, Sub-condition or Schedule is to a condition and a sub-condition of, or a schedule, to this Convertible Bond Instrument.

23.5	The headings are for convenience only and do not affect interpretation of this Convertible Bond Instrument.

23.6	References in this Convertible Bond Instrument to any matter being “approved” by any person means approval given by that person in writing.

55 | P a g e

IN WITNESS whereof this Convertible Bond Instrument has been duly executed and delivered by the Issuer as a deed poll on the date first above written.

Executed and delivered as a Deed	)
by KONG King Ong Alexander	)
on behalf of	)

SEAMLESS GROUP INC.	)	/s/ KONG King Ong Alexander
	)	(Seal)
)
/s/ Li Ho Sau	)	Name: KONG King Ong Alexander
	)	Director or authorised signatory

Name:	Li Ho Sau

Witness

2nd Amended and Restated CB Instrument – Signing Page